Consent of Independent Registered Public Accounting Firm
To the Board of Alliance Boots GmbH:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-175649) and Form S-8 (Nos. 333-19467, 333-19501, 333-106967, 333-107841, 333 112343, 333-164382, 333-167836, 333-174810, 333-174811, 333-175642 and 333-186491) of Walgreen Co. of our report dated July 10, 2013, with respect to the Group statement of financial position of Alliance Boots GmbH as of May 31, 2013, and the related Group income statement, Group statement of comprehensive income, Group statement of changes in equity and Group statement of cash flows for the ten months then ended, which report appears in August 31, 2013 annual report on Form 10-K of Walgreen Co.

Our qualified report dated July 10, 2013, contains an explanatory paragraph that states that these interim consolidated financial statements have been prepared solely for the purpose of accounting for Alliance Boots GmbH as an equity method investee in the consolidated financial statements of Walgreen Co. as of and for the year ended August 31, 2013 and that no comparative financial information is presented.

/s/ KPMG Audit Plc

London, United Kingdom
October 18, 2013